Exhibit 10.2

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT, dated as of August 11, 2005 (this “Agreement”), is entered into by and between IDT SPECTRUM, INC., a Delaware corporation (“Spectrum”) and Winstar Government Solutions, LLC, a Delaware limited liability company (“Winstar”). For purposes of this Agreement, “Party” or “Parties” shall mean either Spectrum or Winstar, individually or collectively.

BACKGROUND

WHEREAS, each of Spectrum and Winstar has agreed that it may, from time to time, provide certain telecommunications, corporate support, administrative and other services to the other party; and

WHEREAS, the Parties entered into a Master Services Agreement dated as of January 28, 2005 (the “Original Agreement”); and

WHEREAS, the Parties wish to amend and restate the Original Agreement in its entirety;

NOW THEREFORE, in consideration of the foregoing, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby amend and restate the Original Agreement in its entirety and agree as follows:

AGREEMENT

1. Representations and Warranties.

As an inducement to enter into this Agreement, Spectrum and Winstar each hereby represents and warrants to the other as follows:

(a) It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Party has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of such Party.

(b) The execution, delivery and performance by such Party to this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational or governing documents of such Party, (ii) conflict with or violate any law or governmental order applicable to such Party or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the such Party is a party, which would adversely affect the ability of such Party to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

2. Provision and Term of Services; Termination.

(a) Each of the Parties agrees to provide to the other party one or more of the services (collectively, the “Services”) as shall be set forth on a Schedule A to be executed by the Parties and annexed hereto from time to time upon mutual agreement of the Parties. Each Schedule A annexed hereto shall be sequentially numbered (i.e., the first such Schedule A shall be titled Schedule A-1, the second Schedule A-2, etc.). The Services shall be provided in accordance with the terms and provisions of this Agreement and the applicable Schedule A. A Party that is to perform Services hereunder may, unless the applicable Schedule A provides otherwise, cause one or more of its affiliates to perform such Services on its behalf, provided that such Party shall remain responsible for the performance thereof and all other obligations hereunder relating thereto. Upon agreement of the performing Party, a Party may request that Services be performed for or on behalf of one or more of its affiliates, provided that the requesting Party shall, in all cases, remain responsible for the payment of fees, costs and expenses related thereto as if it were the entity receiving or benefiting from the performance of the Services. Each of the parties hereto (i) shall cause each of its affiliates that perform or receive Services, as the case may be, to perform and comply with the obligations of a Provider or Recipient, as applicable, pursuant to this Agreement and (ii) agrees that each such affiliate shall be entitled to the rights and benefits of a Provider or Recipient, as the case may be, in each of clauses (i) and (ii) as if such affiliate was a party to this Agreement. As used herein, the term “Provider” shall refer to any entity providing Services, and the term “Recipient” shall refer to any entity receiving Services.

(b) Each Provider shall, and where appropriate shall ensure that any officer, employee, agent or sub-contractor providing Services on behalf of such Provider shall, use reasonable care, skill and diligence in providing the Services.

(c) Each Provider shall maintain accurate records and accounts of all transactions relating to the Services performed by it pursuant to this Agreement. Such records and accounts shall be maintained separately from such Provider’s own records and accounts and shall reflect such information as would normally be examined by an independent accountant in performing a complete audit pursuant to U.S. generally accepted auditing standards for the purpose of certifying financial statements, and to permit verification thereof by governmental agencies. Each Recipient shall have the right to inspect and copy, upon reasonable notice and at reasonable intervals during the applicable Provider’s regular office hours, the separate records and accounts maintained by such Provider relating to the Services.

(d) All of the Services shall be provided during the term of this Agreement. The term of this Agreement shall commence on the date hereof and continue until January 28, 2006, and shall automatically renew for additional one-year terms unless no later than sixty (60) days prior to end of the then-current term of this Agreement, Spectrum notifies Winstarof its intent to terminate this Agreement, or no later than one hundred and eighty (180) prior to the end of the then-current term of this Agreement, Winstar notifies Spectrum of its intent to terminate this Agreement, in which case this Agreement shall terminate effective as of the end of the then-

current term. This Agreement or any Service being provided for a Recipient may be terminated by such Recipient or a Party, as the case may be, upon not less than one hundred and eighty (180) days prior written notice in the event Winstar is the terminating Party, or upon not less than thirty days (30) prior written notice in the event Spectrum is the terminating Party.

(e) In the event of a termination of this Agreement, all outstanding sums due hereunder shall be paid immediately following the date of termination and any rights or obligations to which any of the parties to this Agreement may be entitled or be subject prior to its termination shall remain in full force and effect. In the event of a termination of this Agreement or any specific Service or Services, each Party shall, upon payment of all outstanding invoices owing to such Party, deliver to the other Party all books, records, correspondence, memoranda, forms and any other materials in any form or medium in its possession relating to the terminated Services. In addition, each Provider shall cooperate fully in the transition back to each Recipient any and all matters related to the terminated Services such that no Recipient shall be prejudiced by such termination.

3. Compensation for Services.

(a) Each Recipient shall pay the applicable Provider for the Services in accordance with the fee schedule set forth on an applicable Schedule A.

(b) Unless otherwise specified on a Schedule A, such fees shall be paid by each Recipient on the last business day of each calendar month immediately following the month in which an invoice for such fees is received by the Recipient. Such invoice must comply with all applicable tax requirements and separately describe the amount for fees, expenses and value added tax, if any. Failure to provide an invoice for fees for any given month shall not be deemed a waiver of such fees and such fees may be included, without prejudice, in a later invoice delivered to the Recipient.

(c) If not specified on the applicable Schedule A, the fees payable for a specific Service shall be equal to the actual costs of the Provider in providing such Service, including a reasonable and good faith allocation of overhead expenses of such Provider. Upon request of the Recipient, the Provider shall deliver to Recipient such reasonable information and supporting documentation with respect to such overhead allocation. If an estimate of costs is given in respect of Services to be provided in exchange for costs or costs plus overhead expenses, then, without the prior consent of the Recipient, the actual fees for such Services shall not exceed such estimate by more than 20%.

(d) Unless otherwise specified on a Schedule A, a Recipient shall reimburse the applicable Provider for third-party, out-of-pocket, incidental travel, lodging and food expenses incurred by Provider in accordance with such Provider’s customary travel policy, within thirty (30) days of receipt of an invoice from such Provider for such incidental expenses accompanied by such additional documentation reasonably required by the Recipient to verify the amount of the expense and that such expense was incurred in connection with providing the Services.

(e) All amounts payable by a Recipient to a Provider shall be paid by wire transfer in accordance with the wire transfer instructions provided by Provider to Recipient from time to time.

(f) To the extent that, pursuant to more than one Schedule A in effect from time to time, both Parties (or their affiliates) are performing Services hereunder during the same period, a Party may offset against payments for Services due by it or its affiliates, amounts due to it from the other Party or its affiliates during the same period. It is the intention of the Parties that all charges in a monthly period shall be offset against each other and only one payment shall be made by the Parties hereunder in respect of any monthly period.

4. Force Majeure.

The obligation of any Provider to provide Services shall be suspended during the period and to the extent that such Provider is prevented or hindered from complying therewith by any law or governmental order, rule, regulation or direction, whether domestic or foreign, or by any cause beyond the reasonable control of such Provider, including but not limited to acts of nature, strikes, lock outs and other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of terrorism, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In such event, the Provider shall give notice of suspension as soon as reasonably practicable to each applicable Recipient stating the date and extent of such suspension and the cause thereof and such Provider’s best estimate of the date on which it will be able to resume the performance of its obligations. In addition, the Provider will use commercially reasonable efforts during any such suspension to keep each applicable Recipient informed as to the progress of removal of the cause of such suspension. The Provider shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and the Provider shall so notify each applicable Recipient, and no Recipient shall be liable for payment of fees for any Service for the period in which such Service could not be provided pursuant to this Section 4.

5. Compliance With Law.

The parties shall undertake to provide Services in accordance with and adhere to all laws and governmental rules, regulations and orders applicable at the place where Services are rendered, including without limitation, data protection regulations.

6. Confidentiality.

(a) Each Party agrees to hold in confidence, and to use reasonable efforts to cause its employees, representatives and affiliates performing Services to hold in confidence (at least to the extent that such Party keeps its own confidential information in confidence, but in no event less than commercially reasonable given the nature of the confidential information), all confidential information concerning the other Party and its affiliates furnished to or obtained by such Party in the course of providing the Services (except to the extent that such information has been (i) in the public domain through no fault of such Party or (ii) lawfully acquired by such Party from sources other than Recipient); and shall not disclose or release any such confidential information to any person, except its employees, representatives and agents who have a need to know such information in connection with such Party’s performance under this Agreement, unless (A) such disclosure or release is compelled by the judicial or administrative process or (B) in the opinion of counsel to Provider, such disclosure or release is necessary pursuant to requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the Securities Act of 1933 or the Securities Exchange Act of 1934, in each case as amended.

(b) Each Party shall supervise its personnel and establish systems to assure that the Recipient’s information is made available to such Party’s employees on an “as needed” basis only. Each Party shall use such information only for purposes of providing the Services and for no other purpose. In particular, the department of a Party providing the Services shall in no way make any information concerning a Recipient available to any other management or operational department or division of such Party or to personnel associated with such divisions or departments except to the extent approved in writing by the other Party.

7. Indemnification.

(a) Spectrum and its affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Winstar for and against any and all liabilities, losses, diminution in value, damages (excluding special, incidental, punitive, indirect and consequential damages), claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any action brought or otherwise initiated by any of them), arising out of or resulting from:

(i) the breach of any representation or warranty made by Winstar contained in this Agreement;

(ii) the breach of any covenant or agreement by Winstar contained in this Agreement;

(iii) the gross negligence, fraud, willful defaults or misconduct of Winstar; and

(iv) the enforcement of the indemnification rights of Spectrum and its affiliates provided for in this Agreement.

(b) Winstar and its affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Spectrum for and against any and all liabilities, losses, diminution in value, damages (excluding special, incidental, punitive, indirect and consequential damages), claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any action brought or otherwise initiated by any of them), arising out of or resulting from:

(i) the breach of any representation or warranty made by Spectrum contained in this Agreement;

(ii) the breach of any covenant or agreement by Spectrum contained in this Agreement;

(iii) the gross negligence, fraud, willful defaults or misconduct of Spectrum; and

(iv) the enforcement of the indemnification rights of Winstar and its affiliates provided for in this Agreement.

8. Offset.

If a Party (the “Offsetting Party”) is entitled to payment of any amount (the “Off-Setting Amount”) from the other Party with respect to an indemnification payment under any of the provisions of this Agreement, then the Off-Setting Amount may be deducted from (i) any payment owed by the Offsetting Party for Services under Section 2 of this Agreement and (ii) any indemnification payment owed by the Offsetting Party to the other Party. Such right of set-off shall be in addition to, and not in lieu of, any other rights or remedies which may be available to any Party at law or in equity.

9. Liability.

No Provider (or affiliate thereof) shall have any liability whatsoever to any Recipient or other Party for any error, act or omission in connection with the Services to be rendered by such Provider to a Recipient hereunder unless any such error, act or omission derives from the willful misconduct or gross negligence of such Provider (or its affiliates). IN NO EVENT SHALL ANY PROVIDER (OR AFFILIATE THEREOF) BE LIABLE TO ANY RECIPIENT OR OTHER PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT SUCH PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF A PROVIDER (AND ITS AFFILIATES) FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, RECIPIENT’S DIRECT DAMAGES.

10. Notices.

Any legal notice, demand or other communication required or permitted to be given by any provision of this Agreement (each a “Notice”) shall be in writing and shall be deemed to have been properly given or served only if addressed to a party hereto at its address set forth on Schedule A attached hereto, and if delivered (i) by hand, (ii) by certified mail, return receipt requested, (iii) by overnight commercial carrier or (iv) by telefax transmission with confirmation of receipt. All such communications shall be deemed to have been properly given or served (i) if by hand, when received, (ii) if by mail, on the date of receipt or of refusal to accept shown on the return receipt, (iii) if by overnight commercial carrier, on the date that is one business day after the date upon which the same shall have been delivered to such overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid, provided that the same is actually received (or refused) by the recipient in the ordinary course and (iv) if by telefax, on the date sent with transmission confirmed.

11. No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns, and each Provider and Recipient shall be entitled to enforce its respective rights under this Agreement against the Provider or Recipient of the Service in question.

12. Governing Law.

This Agreement shall be governed by, and construed in accordance with the laws of the state of New Jersey. The Parties hereto submit to the jurisdiction of any state or federal court sitting in New Jersey for the purpose of any suit, action or proceeding arising out of this Agreement.

13. Dispute Resolution.

Each Party, in providing or arranging for Services, shall act in the best interests of the other Party. If, in the course of providing or arranging for Services hereunder, a Party or Provider identifies a conflict of interest that would lead a reasonable person to conclude that such Party or Provider cannot act in the best interests of the other Party or the applicable Recipient while also acting in the best interest of such Party or Provider, such conflict shall immediately be reported to the applicable Recipient so that it may be addressed without prejudice to either Party.

Spectrum and Winstar shall each use good faith efforts to resolve any disputes arising out of this Agreement within (15) days of receipt of a Party’s written notice of a dispute. All disputes under this Agreement shall be referred to mid-level executives of each of Winstar and Spectrum. The executives shall meet as required for the purpose of resolving any pending dispute referred to them under this Agreement and shall consider the disputes in the order such disputes are brought before them. In the event that such executives are unable to resolve a dispute within thirty (15) business days, they shall submit the matter to binding arbitration according to the rules of the American Arbitration Association for commercial disputes. The arbitration shall be conducted by one arbitrator, expert in matters relating to telecommunications, mutually selected by the parties hereto. If the Parties fail to mutually agree upon one arbitrator within thirty (30) days of submission of the dispute to arbitration, one will be appointed in accordance with the commercial rules and practices of the American Arbitration Association. Any award, order or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The Parties agree that the arbitrator shall only have the power and authority to make awards and issue orders as expressly permitted herein and shall not, in any event, make any award that provides for punitive damages. The schedule and rules for the arbitration proceedings shall be as set by the arbitrator and the arbitration proceedings shall be held in New York City, New York. Each Party shall bear its own costs of participating in the arbitration proceedings.

14. Entire Agreement.

This Agreement and the Schedules hereto sets forth all of the promises, covenants, agreements, conditions, and undertakings between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The Schedules to this Agreement constitute an integral part of this Agreement.

15. No Assignment.

This Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16. Waiver.

No provision of this Agreement may be waived except by an instrument in writing signed by the Party sought to be charged with the effect of such waiver. The failure of a Party to this Agreement to assert a right or exercise a remedy hereunder shall not waive such right or remedy or any future rights or remedies.

17. Status; Other Activities.

(a) For purposes of this Agreement, a Provider is, and will be deemed to be, an independent contractor only and not an agent, joint venturer, partner, or representative of Recipient. Neither a Provider nor a Recipient may create any obligations or responsibilities on behalf of or in the name of the other hereunder.

(b) Notwithstanding the amount of time, or percentage of business hours, spent by any employee of any Provider in the provision of Services hereunder, no such employee shall, by reason of such provision, become an employee of, or have any direct rights against, any Recipient, or be deemed to have any relationship with any Recipient other than as a provider of Services hereunder.

(c) Nothing in this Agreement shall limit or restrict the right of any of any Party, or its affiliates, directors, officers or employees to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of such parties to engage in any other business or to render services of any kind to any corporation, firm, individual, trust or association.

18. Amendment.

This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

19. Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

20. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

IDT SPECTRUM, INC.

By:	/s/ John C. Petrillo
	Name:	John C. Petrillo
	Title:	Chief Executive Officer

WINSTAR GOVERNMENT SOLUTIONS, LLC

By:	/s/ Abilio Pereira
	Name:	Abilio Pereira
	Title:	Chief Financial Officer

SCHEDULE A

Recipient:	IDT Spectrum, Inc.

Provider:	Winstar Government Solutions, LLC

Start Date:	1/31/05

Term:	Annual

Description of Service: Winstar Government Solutions, LLC (WGS) approves using, subject to appropriate rules and regulations, IDT Spectrum, Inc. and its subsidiaries, to provide WGS with the following services: Engineering support; Marketing and sales services; Lobbying; Equipment; Consulting services; and Spectrum access whether through lease or other agreement. In order for IDT Spectrum, Inc. and its subsidiaries to install and maintain certain IDT Spectrum, Inc. provisioned services ordered through government contracts affiliated with WGS, and subject to appropriate rules and regulations, WGS shall provide IDT Spectrum, Inc. and its subsidiaries with:

•	Access to computers and telephone systems

•	Financial and Billing Services

•	Data Bases

•	Service description placements on Metropolitan Area Acquisition (MAA) and other contracts that WGS holds

•	Access to Federal buildings and other properties pursuant to leases and other arrangements that WGS enjoys through the Metropolitan Area Acquisition (MAA) contracts and other contracts it Intellectual Property

•	Infrastructure support

•	Consulting services

Fee (other than allocated cost basis): WGS’ costs to the extent incurred in providing this Service to IDT Spectrum, Inc. IDT Spectrum, Inc. will be accorded reasonable and appropriate audit rights with respect to any WGS costs charged to IDT Spectrum, Inc. in accordance with the foregoing.

Recipient Contacts: Bill Pereira, Chris O’Loughlin

Acknowledgement:

Recipient:		Provider:

By:	IDT Spectrum, Inc.	By:	Winstar Government Solutions, L.L.C

Name:	/s/ John C. Petrillo	Name:	/s/ Abilio Pereira
Title:	CEO	Title:	CFO

SCHEDULE A-1

Recipient:	Winstar Government Solutions, L.L.C.

Provider:	IDT Spectrum, Inc.

Start Date:	1/31/05

Term:	Annual

Description of Service: Purchase of Fixed Wireless Private Lines and Spectrum Services to support IDT Corporation’s internal and customer communication systems on an “as needed” basis. This includes, but is not limited to, the following service elements:

•	Engineering

•	Marketing and sales support

•	Lobbying

•	Consulting

•	Fixed Wireless Private Lines, including but not limited to following services:

•	T-1

•	T-3

•	OC-3

•	Ethernet

•	Spectrum Services

•	Point to Point Licenses Spectrum Lease

•	Area Wide Licensed Spectrum Lease

•	Fixed Wireless Equipment

•	Other Telecommunications Equipment

•	Spectrum Related Consulting Services

Fee (other than allocated cost basis): Prices for these services will be provided by IDT Spectrum, Inc. at a very competitive rate to be determined on a case-by-case basis with WGS. WGS will be accorded reasonable and appropriate audit rights with respect to any IDT Spectrum, Inc. costs charged to WGS in accordance with the foregoing.

Recipient Contacts: Drew Hauss, Lew Alleman, Lowell Smith

Acknowledgement:

Recipient:		Provider:

By:	Winstar Government Solutions, L.L.C.	By:	IDT Spectrum, Inc.

Name:	/s/ Abilio Pereira	Name:	/s/ John C. Petrillo
Title:	CFO	Title:	CEO